Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Logistic Properties of the Americas

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	Rule 457(c)	5,041,598	(2)	$4.36	(3)	$21,981,367.28	0.00013810	$3,035.63
Fees Previously Paid	—	—	—	—		—		—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$21,981,367.28		$3,035.63
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$3,035.63

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents (i) Ordinary Shares to be issued to New Circle Principal Investments LLC (“New Circle”) as a commitment fee pursuant to the Share Purchase Agreement, dated September 23, 2025, by and between the registrant and New Circle (the “Purchase Agreement”) and (ii) Ordinary Shares the registrant may elect, in its sole discretion, to issue and sell to New Circle from time to time under the Purchase Agreement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high ($4.65) and low ($4.07) prices of the Ordinary Shares on New York Stock Exchange American on October 3, 2025, a date within five business days prior to the filing of this registration statement.